INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-92860 on Form S-8 of Borg-Warner Automotive, Inc. of our report dated June 16, 1997, appearing in this annual report on Form 11-K of the Borg-Warner Automotive Diversified Transmissions Products Corporation, Muncie Plant Local 287 Retirement Investment Plan for the year ended December 31, 1996.



DELOITTE & TOUCHE LLP
Chicago, Illinois
June 25, 1997